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                                                                                        Exhibit 99(f)
                         System Energy Resources, Inc.
                Computation of Ratios of Earnings to Fixed Charges and
                       Ratios of Earnings to Fixed Charges


                                                                                                December 31,  September 30,
                                                   1992         1993        1994       1995        1996        1997
Fixed charges, as defined:
  Total Interest                                    204,541      190,938    176,504     151,512     143,720     128,736
  Interest applicable to rentals                      6,265        6,790      7,546       6,475       6,223       5,958
                                                   --------------------------------------------------------------------
Total fixed charges, as defined                    $210,806     $197,728   $184,050    $157,987    $149,943    $134,694
                                                   ====================================================================
Earnings as defined:
  Net Income                                       $130,141      $93,927     $5,407     $93,039     $98,668     $99,894
  Add:
    Provision for income taxes:
      Total                                          88,853       78,552     36,838      75,493      82,121      78,434
    Fixed charges as above                          210,806      197,728    184,050     157,987     149,943     134,694
                                                   --------------------------------------------------------------------

Total earnings, as defined                         $429,800     $370,207   $226,295    $326,519    $330,732    $313,022
                                                   ====================================================================

Ratio of earnings to fixed charges, as defined         2.04         1.87       1.23        2.07        2.21        2.32
                                                   ====================================================================






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